                            Management Presentation
                  Unitrin, Inc. Annual Shareholders' Meeting
                                  May 2, 2001

Richard C. Vie, Chairman of the Board, President and Chief Executive Officer stated:

"As is customary, I would like to introduce to you the other Executive Officers of Unitrin and the Company Presidents who are with us today. Will each of you please stand as you are introduced?

DON SOUTHWELL Senior Vice-President of Unitrin, President of Insurance Operations and President of the Property Casualty Insurance Group

ERIC DRAUT     Senior Vice-President, Chief Financial Officer and Treasurer

SCOTT RENWICK  General Counsel and Secretary of Unitrin

CHUCK WOOD     President of the Life and Health Insurance Group

FRED REICHELT  President of Fireside Thrift Co.

DAVE BENGSTON  Vice-President of Unitrin

ED KONAR       Vice-President of Unitrin

RICH ROESKE    Vice-President of Unitrin and Chief Accounting Officer

DON ROYSTER    President of United Insurance Company of America and The Reliable
Life Insurance Company.

Thank You

We are pleased to report that 2000 was another year of progress and good performance by our Life and Health Insurance and Consumer Finance businesses. However, our Property and Casualty Insurance business continued to post unsatisfactory results and our bottom line was adversely impacted by several after-tax charges. We remain confident, however that our strategic business decisions will position your Company for future growth by enhancing shareholder value through our core operations, dividend policy, repurchase program, as well as the significant transactions involving two of our investee companies.

In addition to continually reviewing our core businesses by evaluating new markets, products, pricing strategies, distribution channels and our technological capabilities, we also evaluate opportunities to grow your company both internally and through strategic acquisitions of complementary businesses. We launched Unitrin Direct to market personal automobile insurance through direct mail, radio, and television advertising and over the Internet. Unitrin Direct began operations in Pennsylvania, expanding our geographic reach, and expects to enter new markets.

It has long been Unitrin's philosophy and our overarching business strategy to generate long-term profitable growth and create shareholder value. In the face of intense competition and continued pricing pressures we intend to enhance profitability by pursuing new business development while remaining focused on expense containment and a prudent investment philosophy.

Essential to our business strategy are the skilled and experienced people we rely on to distribute our products: independent agents, career agents, and consumer loan representatives. As we move further into the new economy, we know that electronic commerce is highly desirable, however, nothing replaces the power of one-to-one relationships delivered by Unitrin's associates and business partners.

We also believe that Shareholder Value can be enhanced through a prudent dividend policy.

We announced in February that we were increasing our quarterly dividend to 40 cents per common share or $1.60 per year, an increase in excess of 6%.

Our quarterly dividend has increased in each of the years since Unitrin became an independent public company. We have paid out over $856 million in dividends representing over 90 percent of our net income from operations.

Obviously, no responsible public company can give assurances about future dividends, but I can say that the Unitrin Board is very well aware of the importance of our dividend policy.

We continue to believe, as we have since we began our initial common stock repurchase program in 1990, that repurchasing the Company's common stock in the open market can be a very good investment. The Company's board has authorized stock repurchases on 7 occasions. Most recently on November 1, 2000 your Board has expanded the stock repurchase program authorizing the repurchase of an additional 4 million shares of common stock.

For those shareholders that wish to sell their shares at current market prices, our repurchase program increases liquidity in the market place. We also believe that reducing the number of outstanding shares benefits those shareholders who maintain their investment in Unitrin common stock. Additionally, our repurchase program has also had a positive impact on earnings per share.

From the time we initiated the repurchase program, at a cost of over $1 billion 400 million and an average repurchase price of $26.45 per share, we have repurchased nearly half of the shares that were outstanding when we first became a public company. And 4 million 300 thousand shares remain available for repurchase under existing board authorizations.

Over the last few years there have been some significant transactions involving our larger equity holdings. Over the last two years we have received gross proceeds of $882 million from sales of our investment in Baker-Hughes common stock. As you may recall, we received 34 million shares of Baker Hughes common stock in exchange for our investment in Western Atlas Inc. upon the acquisition of Western Atlas by Bakers Hughes in a merger transaction in 1998. Early this year we announced that we would support Northrop Grumman Corporation's acquisition of Litton. That transaction closed on April 2, 2001 and we received a significant portion of the proceeds in a tax free exchange. We are pleased to have realized a large portion of our long-term investment in Litton in a tax-free manner while maintaining a continuing interest in the combined companies. We intend to spin-off to Unitrin's shareholders Unitrin's 44% ownership of Curtiss-Wright's outstanding common stock on a tax-free basis.

Eric Draut will provide additional details on these transactions during his remarks. We believe that the transactions involving our investees are consistent with our goal of enhancing shareholder value while allowing our senior management to focus on our core insurance and consumer finance operations.

Now I would like to introduce Eric Draut, our Chief Financial Officer, who will review the results for last year and this year's first quarter and discuss the Litton and Curtiss-Wright transactions in further detail. Thank you. Eric"--

Eric Draut, Senior Vice President and Chief Financial Officer stated:

"Thank you Dick. Today I am going to discuss Unitrin's results for 2000 and the first quarter of 2001. I will also review Unitrin's major equity investments, including the Northrop-Litton transaction and the Curtiss-Wright spin-off.

Insurance premiums were up $75 million in 2000. Premiums in the Property and Casualty insurance segment increased by $106 million. Property and Casualty insurance premiums increased by $65 million due to the inclusion of a full year of business from the June 1999 acquisition of the Valley Insurance Group. Premiums in the Life and Health Insurance Group decreased by $31 million due primarily to the sale of The Pyramid Life Insurance Company.

Consumer finance revenues were up $18 million due to a higher level of loans outstanding.

Net investment income increased by $20 million due to both a higher level of investments and higher yields on investments.

Net Gains from Sales of Investments were $140 million in 2000 and $114 million in 1999. Net Gains from Sales of Investments in both years primarily represents gains from the sales of a portion of the Company's investment in Baker Hughes.

Net Income from Operations decreased by $79 million due to declines in both the Life and Health Insurance segment and the Property and Casualty Insurance segment. Consumer Finance segment results improved by $1 million. Property and Casualty segment results declined by $33 million due to higher frequency and severity of losses and inadequate rates. Life and Health Insurance operating results decreased by $25 million due to a charge of $32 million for the Company's estimate to settle certain legal matters. Excluding this charge, operating results in the Life and Health Insurance segment increased by $7 million.

Operating results also include a start-up loss of $4 million incurred by Unitrin Direct and an increase in Corporate and Other expenses of $18 million due to the write-down of certain capitalized software costs and higher corporate interest expense.

Net Income from Investees before one-time items decreased by $4 million due to a decline in UNOVA's results.

Net Income in 2000 includes Investee one-time charges of $57 Million. Unitrin recorded a loss of $61 million to reduce the carrying value of our investment in UNOVA to its estimated realizable value.

Net Income in 1999 includes Investee one-time charges of $12 million, which includes a loss of $14 million resulting from Unitrin's share of Litton's charges related to the costs to exit certain businesses and a voluntary settlement agreement.

Net Income from Sales of Investments in 2000 was higher by $18 million due to increased sales of a portion of Unitrin's investment in Baker Hughes.

Net Income Per Share was $1.32 in 2000 compared to $2.76 in 1999. Net Income from operations decreased by $1.08 per share while Net Income from Investees, including one-time items, decreased by a total of 68 cents. Net Income from Sales of Investments increased by 32 cents.

Now I would like to review the Company's first quarter results.

Insurance premiums were $370 million in the first quarter of 2001, an increase of $14 million from the same period in 2000. Property and Casualty premiums were higher by $33 million while Life Insurance premiums were down $19 million. Property and Casualty premiums reflect higher rates and a higher volume of automobile insurance while Life Insurance premiums were lower as a result of the sale of the Pyramid Life Insurance Company.

Consumer finance revenues were up $5 million due to a higher level of loans outstanding.

Net investment income for the first quarter of 2001 increased by $3 million, due to both a higher level of investments and higher yields on investments.

Net Gains on Sales of Investments was $2 million for the first quarter of 2001 compared to $36 million last year. We sold more of our holdings in Baker Hughes in the first quarter of 2000 than we did in the first quarter of 2001.

Net Income from Operations for the first quarter of 2001 was $11 million compared to $8 million in the first quarter of 2000. Improvement in the Property and Casualty Insurance segment was partially offset by increased costs at Unitrin Direct. Both the Life and Health Insurance segment and the Consumer Finance segment's results were relatively unchanged.

Net Income from Investees decreased by $6 million for the first quarter of 2001 due to Unitrin's proportionate share of UNOVA's loss.

Net Income from Sales of Investments in 2001 is lower as we sold a larger portion of our investment in Baker Hughes in 2000.

Net Income Per Share was 25 cents for the first quarter of 2001 compared to 60 cents for the same period last year. Net Income from operations increased by 4 cents per share while Net Income from Investees declined by 8 cents per share. Net Income from Sales of Investments was 2 cents in 2001 compared to 33 cents for the first quarter of 2000.

Now  I'd like to review Unitrin's Equity Investments.

The next slide shows Unitrin's Investment Portfolio at the end of 2000. As you can see, the market value of our portfolio was $4.9 billion. The market value increased by $445 million during 2000. Our investee portfolio increased by $290 million while our fixed maturity portfolio increased by $130 million.

We continue to invest in high quality securities avoiding junk-bonds, leveraged buy-outs and other high-risk investments. Over 99% of our fixed maturity investments are investment grade bonds with 56% of those bonds invested in obligations of the United States Government or its agencies.

As we announced in April, we have tendered our 12.7 million shares of Litton Common stock in exchange for 7.7 million shares of Northrop Grumman Corporation common stock, 1.8 million shares of Northrop Preferred stock and $175 million in cash. Unitrin received a total of 1 billion 14 million in Northrop Securities and cash as a result of this transaction.

Based upon the carrying value of Unitrin's investment in Litton at March 31, 2001 we will record an after tax gain of $362 million or $5.37 per share in the second quarter. As a result of this transaction, Unitrin's ownership percentage in the combined company falls below 20%, and accordingly, Unitrin will no longer apply the equity method of accounting to this investment.

For the year ended December 31, 2000, Unitrin recorded net income of $38 million, or $0.57 per common share, from its investment in Litton. Depending on a number of factors, including Northrop continuing to pay dividends on its common stock at its current rate and the reinvestment of the net cash proceeds from the transaction, we expect that our annual reported net income will decrease by approximately $12 million. However, since Litton common stock did not pay a dividend, annual after-tax cash flow will increase by approximately $26 million.

In November of 2000, Unitrin entered into an agreement with Curtiss-Wright Corporation providing for the spin-off of Unitrin's equity ownership of Curtiss-Wright. Unitrin currently owns approximately 44% of Curtiss-Wright's outstanding common stock. The spin-off, expected to be completed during the second quarter, is structured as a tax-free distribution to Unitrin's shareholders.

The Curtiss-Wright shares to be distributed have a value of approximately $200 million or $3.00 dollars per share of Unitrin common stock. Unitrin shareholders will receive approximately 6.5 shares of Curtiss-Wright common stock for every 100 shares of Unitrin common stock owned.

The plan is contingent upon IRS approval and approval of a recapitalization plan by Curtiss-Wright shareholders.

Unitrin exchanged its investment in Western Atlas for Baker Hughes common stock upon the merger of Western Atlas into Baker Hughes in 1998. That transaction resulted in Unitrin receiving approximately 34 million shares of Baker Hughes common stock. Since receiving the shares, we have sold approximately 30 million shares, which resulted in net proceeds after-tax of $591 million. As you can see, at the end of March we owned approximately 4 million shares with a market value of approximately $125 million.

That concludes my prepared remarks. Now I would like to introduce Fred Reichelt, President of our Consumer Finance Business."

Fred Reichelt, President of Fireside Thrift Co. stated:

"Good Morning and thank you -

The Year 2000 provided a strong finish for Fireside in the last decade of the Millennium. In the next few minutes, I'll discuss the Year 2000 with you as well as a look at our first quarter of 2001.

Since Fireside is not an insurance company as Unitrin's other subsidiaries are, let me take a moment to refresh your understanding of our business. We have a banking charter from the State of California allowing us wide lending and thrift powers with the singular exception of checking accounts. We are headquartered in the San Francisco bay area as we have been for 50 years. Although we have broad lending powers, we have limited our lending to automobile credit. We fund our operation through thrift certificates insured by the FDIC. We have 35 offices in California and 3 loan production offices in Arizona, Oregon and Washington.

During the decade of the 1990's through 2000, our return on equity during those 10 years was 19%. We grew at a healthy but controlled rate of 6%. And although we began the decade with pretax income of only 6 million, we increased that by over 400% during the decade. Ending 2000 at over $26 million.

Comparing 2000 to 1999, we see healthy growth in revenues at 15%. Unfortunately, a factor we have little control over, interest rates increased during 2000 causing our cost of funds to increase by 30%. However, by keeping expense growth below 10% we grew net income by 8% in 2000.

This growth in net income continued the pattern we have seen since 1997. Providing income at a rate nearly double three years earlier.

Stockholders Equity also grew strongly during 2000 as we curtailed dividend payments and Unitrin added $25 million to Fireside's Paid in Capital. Both of these were necessary to meet new FDIC capital requirements.

The FDIC made significant changes in its requirements for banks it insures over the last two years. The primary changes involve an increase in required capital for banks who have a portfolio of non-prime loans as we do. Plus all banks now have less flexibility in dealing with delinquent borrowers.

2000 saw a record level of loan originations by Fireside as we expanded our marketing into Oregon and Washington. We continued our lending policy in 2000 of only lending on auto loans. Over 90% of the lending in 2000 came directly through auto dealers and less than 10% were made directly by branch personnel. Our loans typically are made to borrowers with past credit difficulties who appear to have their problems behind them. Typically, the problems are caused by job loss, medical bills or other sudden expenses.

With help from our new territories, outstanding loans increased to $717 million
- a new record for Fireside.

We also added over 10% to the number of dealers sending us loans. We now get business from over 3500 auto dealers greatly reducing our dependence on a few dealers or a specific geographic economy.

The reason Fireside has been able to successfully operate in the non-prime lending area is in part due to the emphasis we place on servicing loans once they are on our books. We have as many employees working our collections [38%] as we do in the origination and lending functions [41%].

Through the use of new technologies in conjunction with experienced collectors and intensive training, we reduced our delinquencies down to 7.2% at the end of March. A level seen very seldom during Fireside's history.

From a funding prospective we were able to meet our requirements in 2000 by providing $738 million in deposits insured by the FDIC. The FDIC designation allows much easier access and better rates than otherwise would be available to us and as a result justifies conforming with their new requirements for capital. $559 million of funds came through our branch network. $73 million came from our money desk which mainly deals with credit unions. And $106 million came through security brokerage firms who resell the certificates to their account holders. Incidentally, the company's equity is not used to fund loans but is invested entirely in government securities.

Now a quick look at 2001. We see a pattern very similar to 2000 with revenue growth of 15% offset by thrift cost increasing at 30%. However, over the last six months our cost of new funds has dropped dramatically as interest rates fell. This should be positive for our earnings as the year progresses and those new funds become a greater portion of our outstanding thrift.

Here is a map of the Western United States showing states we are either active in or may soon enter. The numbers refer to Billions of dollars. We are enthusiastic about our ability to employ our business model geographically and look forward to future expansion. This map shows our current territory in _YELLOW_ [CA, OR, WA] and our probable next expansion in _GREEN_ [CO, UT, NM] The states of Nevada and Texas do not currently meet our risk parameters and as a result, we have no plans for entering these states. Likely future expansion is shown in _BLUE_ [ID, OK, KS, NE, ND, SD, MT, WY] with stars at the most likely new location for our office.

Our goals are to continue the growth rate of the last decade by diversifying our geographic niche through opening one or two offices a year. We also continue to use technology and training to monitor and evaluate both underwriting and collections.

We believe we are ideally structured to meet these goals. In addition to our 50 years of experience in this business, we have been able to deploy new technology in our business model.

Thanks to Unitrin we have plenty of liquidity and have maintained a solid capital ratio, currently in excess of 16%. And finally, we have been able to maintain a very experienced management group.

That concludes my prepared remarks. Now I would like to introduce Don Southwell, President of Insurance Operations."

Don Southwell, Senior Vice President and President of Insurance Operations stated:

"Good morning.

This morning I will provide an overview of our Insurance Operations. These are comprised of the Property and Casualty Insurance Segment, the Life and Health Insurance Segment and our direct marketing operation, Unitrin Direct.

I will also discuss financial results and some of our initiatives to improve profitability and position the Company for the future.

Unitrin's Property and Casualty Insurance Segment currently ranks among the 60 largest property and casualty insurance groups in the United States.

It consists of multi-line and specialty insurance carriers providing a variety of personal and commercial insurance products for standard and preferred risks as well as non-standard risks.

More than 60% of our premiums come from personal lines.

Products are distributed through a network of independent agents across the country.

Our Multi Line business unit provides personal and commercial automobile insurance, homeowners, workers compensation, commercial property and general liability insurance. We focus on middle income families and main street business with favorable risk and retention characteristics.

Written premiums for our Multi Line group of companies amounted to $533 million last year, over 2/3 of the group's total premiums.

Our Specialty Lines business unit consists of non-standard automobile insurance--both personal and commercial, as well as, motorcycle and recreational watercraft coverage.

Specialty Lines had $245 million in written premiums in 2000.

When compared to 1999, Multi line written premiums are up 18% while Specialty Lines are up 66%. Much of this increase results from our June 1999 acquisition of the Valley Group--last year had 12 months of premium from this acquisition while 1999 had only 7 months. The rest of the increase is due to higher rates and in the case of Specialty Lines, growth in policies in force.

Our premiums are concentrated in a few states.

Two states--Texas and California--account for more than half of our premium volume. Texas was our largest state in both 2000 and 1999 producing over one third of our premiums.

California is our next largest state with 16% of premium. The vast majority of our California business is non-standard automobile insurance.

Oregon, Washington and Louisiana round out our top 5 states. These 5 states together contribute nearly 70% of our premiums.

Next I would like to briefly review this segment's results for 2000 and the first quarter of this year. Then I'll review some of the initiatives we have put in place to improve profitability.

Revenues increased by $118 million when compared to the same period in 1999.

Personal lines premiums were up by $59 million and Commercial Lines by $47 million. The Valley acquisition accounted for $65 million of this $106 million increase. The remainder of the increase was primarily due to higher rates, but was partially offset by lower volume in homeowners and commercial property insurance and aided by higher volume in non-standard auto.

Our Property and Casualty operating results last year were unsatisfactory. We recorded an operating loss of $29 million in the P&C segment. This is $49 million less than our $20 million operating profit for 1999.

Our GAAP combined ratio-- the ratio of losses and expenses to earned premiums-- increased by more than 7 points.

The primary reason for these poor results is inadequate premium rates. Rates are inadequate not only at our company, but throughout much of the P & C industry. This rate inadequacy is reflected in the non-storm loss ratio, which deteriorated by 6.6 points.

While our 2000 results don't reflect it, we have been aggressively taking rate increases, especially since the middle of last year. We will more fully realize the impact of those increases as we earn the premiums over the term of the insurance policy.

We believe that the market conditions that have driven rates down over the past few years are easing and are seeking further rate increases. However, many of these increases are subject to regulatory approval. It generally has been easier to implement rate increases in commercial insurance lines than personal lines.

Results began to show improvement in the first quarter, but are still not where they need to be.

Revenues were $226 million, an increase of $34 million compared to the first quarter of 2000. This revenue increase is driven primarily by higher premium rates, but is also influenced by higher volume in non-standard auto.

Our operating loss was reduced by $5 million in the first quarter.

Results in commercial lines are beginning to improve as we see some of the benefit of our rate actions. In personal lines, however, rate increases continue to trail higher loss costs.

Several factors are critical to our efforts to turn around this business. First and foremost is continued emphasis on rate increases. But we are also implementing underwriting changes. While these changes are being made in both personal and commercial lines, they are particularly critical in personal lines where we don't have as much rate freedom.

We must also continue to reduce our expense ratios. Technology improvements, including better utilization of the internet, will help us do this and at the same time improve service to our agents and insureds. We will also reduce expenses as we consolidate systems platforms with recently acquired companies.

Even as we make substantial changes, we will maintain what we believe are our competitive advantages.

Our customers are primarily middle-income families and main street businesses that are looking for the right combination of price, coverage, service and security.

We believe our approach, combined with our experienced independent agents who provide the service our customers want, is the right approach to return to the levels of profitability that we expect.

Now I would like to discuss our direct marketing initiative, Unitrin Direct, which we established last year to market personal automobile insurance through direct marketing.

Direct sales of auto insurance have been growing rapidly and direct marketing is projected to continue to gain market share. This shift is being driven by advances in technology as well as changes in consumer buying behaviors. Many companies are unwilling to make the significant, long term commitment required to build a successful direct marketing operation.

We plan to use multiple direct response channels--direct mail, radio and television advertising and the Internet. We have begun sales in Pennsylvania and yesterday announced that we are entering Florida. Both of these states have significant metropolitan areas, thus providing large target markets and high average premiums. They also allow us the opportunity to start this operation where we don't have agents that represent us for auto insurance.

In January of this year, when Unitrin Direct began actively marketing automobile insurance in the state of Pennsylvania, our website unitrindirect.com was launched. Thousands of pieces of mail were produced and delivered and several television commercials premiered to introduce Pennsylvania drivers to Unitrin Direct. I'd like to play a clip from one of commercials that we're having success with now.

We continue to believe that the investment in Unitrin Direct that we are making now is in line with our goal of delivering long term profitable growth.

While this is a new distribution channel for our automobile insurance products, it is not intended to replace our existing network of independent insurance agents but to supplement our marketing efforts and extend our insurance products to a broader customer base. We are unwavering in our commitment to our independent agency force and recognize that they are integral to our success.

At this point I would like to discuss the Life and Health Insurance Group. I'll provide an overview of current operations, discuss financial results and review of some important developments.

Unitrin's Life and Health Insurance Group currently ranks among the 100 largest life insurance groups in the United States, with assets in excess of $3.6 billion and over 5 million policies in force. Products are distributed through career agent employees as well as independent contractor agents.

Our career agency companies, United Insurance Company of America, The Reliable Life Insurance Company and Union National Life, operate in 26 states. These companies make up the bulk of the Life and Health Segment with $526 million in Premiums. Agents call on individuals in their homes, offering basic, affordable insurance protection.

The average agent services a customer base with $174 thousand in annual premiums.

As you can see from this list of products [Life--Final Expenses, Accident, Hospital Indemnity, Hospital Surgical Expense, First Occurrence Cancer, Basic Fire and Extended Coverages], we focus on basic needs. The life, accident, and health products are offered through United, Reliable and Union National. Property insurance is offered through United Casualty, Union National Fire, Capitol County and Old Reliable Casualty. Affordability and a high level of service are very important.

We believe that we have several sustainable competitive advantages.

First, we are a leader in the lower income segment of the market and we remain firmly committed to this marketplace even as more of our competitors have withdrawn.

Second, we have built larger agency and district sizes, which result in agency and field management compensation that allows us to attract and retain quality employees. We like to recruit our agents from the populations we serve and we are proud to offer them the opportunity to earn a steady income and build a rewarding career.

Third, we have fully implemented the use of handheld computers in the field to make premium collection more efficient.

Finally, in an industry that is increasingly characterized by impersonal service and complex products we have an infrastructure designed to offer responsive service on a one-to one basis. This infrastructure would be cost-prohibitive for a new competitor to create.

This slide summarizes the strategic direction of our Career Agency Companies.

We hope to achieve top line growth and higher persistency rates through our large, more stable agencies. We put a major emphasis on agent retention.

We plan to re-price our product portfolio, creating a common portfolio across all our Career agency companies and to market more supplemental products that have proven very attractive to our customers.

We will continue to reduce expenses by taking advantage of economies of scale and sharing computer systems across the Career agency companies. We took a very significant step in that direction with the recently established Career Agency Insurance Services, a consolidated backroom function.

Reserve National and NationalCare represent the remainder of the Life and Health Segment.

Reserve and NationalCare were founded in 1956. In September of 1998, Unitrin acquired both companies.

Reserve and NationalCare's Exclusive Independent Agents distribute a range of products in 31 states, including hospital expense plans and supplemental plans, through a network of 19 Regional Offices.

Their products are designed to serve individuals, families, farmers, ranchers and small businesses in rural areas.

As with the Career Agency Companies, Reserve and NationalCare have developed several competitive advantages.

Of particular note is a direct response program used to provide agents with free leads to individuals that have already expressed an interest in a policy. This is a real boon to agent productivity and retention.

Reserve and NationalCare offer a range of products that are competitively priced to a niche market, which is currently under-served. HMOs in particular have a difficult time serving those in rural areas.

Over the years, Reserve and NationalCare have made a commitment to their customers and sales force. A positive response to new products offered, an effective lead generation program and an equitable agent compensation package are all factors in the success of these companies.

Let me conclude this morning's presentation by discussing the Life and Health Insurance Segment's financial results for 2000 and the first quarter of 2001.

Premiums in the Life and Health Insurance Group decreased by $31 million or 4% last year primarily due to the sale of The Pyramid Life Insurance Company and the run-off of our Worksite business.

Pyramid, a quality provider of specialty products, including Medicare supplement and long-term care insurance, no longer was a strategic fit with our other businesses.

Operating profit decreased by $32 million or 33% primarily due to a pre-tax charge of $49 million in 2000 for the Company's estimate of the cost to ultimately settle certain litigation. Excluding this charge, operating profit increased by $17 million. This operating improvement was due primarily to higher net investment income and lower general expenses, partially offset by the inclusion of $6 million of income in 1999 resulting from a change in actuarial estimates.

For the first quarter of 2001, premiums in the Life and Health Insurance segment decreased by $19 million from the prior year. This is primarily due to the sale of Pyramid.

Operating Profit in the Life and Health Insurance segment increased by $1 million, due primarily to higher investment income from fixed maturity securities, partially offset by higher benefits and expenses as a percent of premiums.

That concludes my prepared remarks for this morning so I will turn the meeting back over to Dick Vie. Thank you, Dick."

Mr. Vie asked "Are there any questions?" Seeing that there were no questions, Mr. Vie concluded the meeting.

This management presentation was accompanied by a slide presentation. The contents of such slides were substantially similar to the written narration contained herein.

This management presentation contains forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of the Unitrin, Inc. 2001 Annual Shareholders' Meeting. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, changes in economic factors (such as interest rates and stock market fluctuations), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), regulatory approval of certain insurance rates, license applications and similar matters, governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations), and adverse judgments in litigation to which the Company or its subsidiaries are parties. No assurances can be given that the results contemplated in any forward-looking statements will be achieved. The Company assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this management presentation.